Investors Bancorp, Inc. Announces Fourth Quarter and Year End Financial Results and Second Cash Dividend

SHORT HILLS, N.J., Jan. 31, 2013 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $21.4 million for the three months ended December 31, 2012 compared to net income of $21.1 million for the three months ended December 31, 2011. Basic and diluted earnings per share were $0.20 for the three months ended December 31, 2012 compared to $0.20 for the three months ended December 31, 2011. During the quarter ended December 31, 2012, the Company completed the acquisition of Marathon National Bank of New York ("Marathon Bank"). The results for the quarter ended December 31, 2012 include one-time expenses related to the acquisitions of $4.4 million net of tax. Excluding these expenses, basic and diluted earnings per share would have been $0.24 for the three months ended December 31, 2012 and return on average tangible equity would have been 10.69%.

Net income for the year ended December 31, 2012 was $88.8 million compared to net income of $78.9 million for the year ended December 31, 2011. Basic and diluted earnings per share were $0.83 and $0.82 respectively, for the year ended December 31, 2012 compared to basic and diluted of $0.73 for the year ended December 31, 2011. The results for the year ended December 31, 2012 include one-time expenses related to the acquisitions of Brooklyn Federal Savings Bank ("Brooklyn Federal") and Marathon Bank of $8.1 million, net of tax. Excluding these expenses, basic and diluted earnings per share would have been $0.90 for the twelve months ended December 31, 2012.

The Company announced today that the Board of Directors has declared a cash dividend of $0.05 per share to stockholders of record as of February 11, 2013, payable on February 25, 2013. This is the Company's second dividend since completing its initial public stock offering in October 2005. The majority of the outstanding stock of the Company is owned by Investors Bancorp MHC, a mutual holding company, which will receive the dividend payment along with the public shareholders.

Commenting on the results of the quarter, Kevin Cummings, President and CEO stated "This has been a very busy quarter for the Company. From an earnings perspective, excluding acquisition related charges, Investors recorded a strong quarter with earnings per share of $0.24 compared to $0.20 for the prior year quarter. In addition, we experienced good loan growth during the quarter and our credit quality continued to improve with non-performing loans to total loans decreasing to 1.31% compared to 1.44% at September 30, 2012."

Mr. Cummings also commented on the Company's exposure to superstorm Sandy, "We continue to work with borrowers and those severely impacted as a result of the storm. It is still too soon to know the exact extent of the financial impact from the storm, however, due to the amount of loans we have in the affected areas along the coastline, we felt it prudent to provide credit reserves of $5.5 million for storm-related losses. We will continue to monitor our exposure to these loans."

Regarding the Company's acquisition strategy, Mr. Cummings added, "The integration of Marathon Bank into Investors is progressing well and we are excited about our recently announced acquisition of Roma Financial Corporation which will expand our retail bank footprint into new markets in New Jersey."

The following represents performance highlights and significant events that occurred during the period:

  The Company completed the acquisition of Marathon Bank on October 15, 2012 which added $777.5 million in deposits and $558.5 million in net loans and resulted in $38.4 million of goodwill.

  Net loans increased $1.51 billion, or 17.2%, to $10.31 billion at December 31, 2012 from $8.79 billion at December 31, 2011. During the year ended December 31, 2012, we originated $1.29 billion in multi-family loans and $458.9 million in commercial real estate loans.  The acquisitions of Marathon Bank and Brooklyn Federal added approximately $558.5 million and  $71.3 million, respectively of net loans.  As of December 31, 2012, the commercial loan portfolio exceeds 51% of total loans.

  Deposits increased by $1.41 billion, or 19.1% to $8.77 billion at December 31, 2012 from $7.36 billion at December 31, 2011. Core deposits increased $1.78 billion or 44.3% from the prior year end.   The acquisitions of  Marathon Bank and Brooklyn Federal contributed $777.5 million  and $385.9 million, respectively of deposits in total.  As of December 31, 2012, core deposits exceeds 66% of total deposits.

  Efficiency ratio was 53.1% for the three months ended December 31, 2012 and 42.7% for the three months ended December 31, 2011.  Excluding one-time expenses related to the acquisitions the efficiency ratio was 46.6% for the three months ended  December 31, 2012

  Net interest margin for the three months ended December 31, 2012 was 3.51%. This represents an increase of 15 basis points compared to prior year end and an increase of 16 basis point from the September 30, 2012 linked quarter.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $9.5 million, or 7.9%, to $130.2 million for the three months ended December 31, 2012 from $120.7 million for the three months ended December 31, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.49 billion or 14.7%, to $11.57 billion for the three months ended December 31, 2012 from $10.09 billion for the three months ended December 31, 2011 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 28 basis points to 4.50% for the three months ended December 31, 2012 compared to 4.78% for the three months ended December 31, 2011.

Interest income on loans increased by $9.7 million, or 8.7%, to $120.8 million for the three months ended December 31, 2012 from $111.1 million for the three months ended December 31, 2011, reflecting a $1.06 billion or 12.1%, increase in the average balance of net loans to $9.85 billion for the three months ended December 31, 2012 from $8.79 billion for the three months ended December 31, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $842.6 million and $447.8 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This was partially offset by the decrease in the average balance of residential loans and construction loans of $201.6 million and $62.0 million, respectively for the three months ended December 31, 2012. In addition, we recorded $3.4 million in loan prepayment fees in interest income for the three months ended December 31, 2012 compared to $923,000 for the three months ended December 31, 2011. This was partially offset by a 15 basis point decrease in the average yield on net loans to 4.90% for the three months ended December 31, 2012 from 5.05% for the three months ended December 31, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $165,000, or 1.7%, to $9.4 million for the three months ended December 31, 2012 from $9.5 million for the three months ended December 31, 2011. The decrease is attributed to the weighted average yield on interest-earning assets, excluding loans, decreasing by 77 basis points to 2.18% for the three months ended December 31, 2012 compared to 2.95% for the three months ended December 31, 2011 reflecting the lower interest rate environment. This was partially offset by a $426.7 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.72 billion for the three months ended December 31, 2012 from $1.29 billion for the three months ended December 31, 2011.

Total interest and dividend income increased by $22.6 million or 4.8%, to $496.2 million million for the year ended December 31, 2012 from $473.6 million for the year ended December 31, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.27 billion, or 13.1%, to $10.96 billion for the year ended December 31, 2012 from $9.70 billion for the year ended December 31, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 35 basis points to 4.53% for the year ended December 31, 2012 compared to 4.88% for the year ended December 31, 2011.

Interest income on loans increased by $20.8 million, or 4.8% to $455.2 million for the year ended December 31, 2012 from $434.4 million for the year ended December 31, 2011, reflecting a $810.5 million, or 9.6%, increase in the average balance of net loans to $9.27 billion for the year ended December 31, 2012 from $8.46 billion for the year ended December 31, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $693.3 million and $236.7 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $8.8 million in loan prepayment fees in interest income for the year ended December 31, 2012 compared to $2.6 million for the year ended December 31, 2011. This was offset by the decrease in the average balance of construction and residential loans of $72.2 million and $63.1 million respectively, for the year ended December 31, 2012 and a 22 basis point decrease in the average yield on net loans to 4.91% for the year ended December 31, 2012 from 5.13% for the year ended December 31, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $1.8 million, or 4.5%, to $41.0 million for the year ended December 31, 2012 from $39.2 million for the year ended December 31, 2011. This increase reflected a $459.1 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.69 billion for the year ended December 31, 2012 from $1.23 billion for the year ended December 31, 2011. This was offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 76 basis points to 2.42% for the year ended December 31, 2012 compared to 3.18% for the year ended December 31, 2011 reflecting the current interest rate environment.

Interest Expense

Total interest expense decreased by $7.3 million, or 20.2%, to $28.6 million for the three months ended December 31, 2012 from $35.9 million for the three months ended December 31, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 46 basis points to 1.13% for the three months ended December 31, 2012 compared to 1.59% for the three months ended December 31, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.06 billion, or 11.7%, to $10.11 billion for the three months ended December 31, 2012 from $9.05 billion for the three months ended December 31, 2011.

Interest expense on interest-bearing deposits decreased $6.0 million, or 30.0% to $14.0 million for the three months ended December 31, 2012 from $20.0 million for the three months ended December 31, 2011. This decrease is attributed to a 44 basis point decrease in the average cost of interest-bearing deposits to 0.71% for the three months ended December 31, 2012 from 1.15% for the three months ended December 31, 2011 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $905.9 million, or 13.0% to $7.87 billion for the three months ended December 31, 2012 from $6.96 billion for the three months ended December 31, 2011. Core deposit accounts- savings, checking and money market outpaced average total interest-bearing deposit growth as average core deposits increased $1.28 billion over the past year.

Interest expense on borrowed funds decreased by $1.2 million or 7.8%, to $14.7 million for the three months ended December 31, 2012 from $15.9 million for the three months ended December 31, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 44 basis points to 2.62% for the three months ended December 31, 2012 from 3.06% for the three months ended December 31, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $153.8 million or 7.4%, to $2.24 billion for the three months ended December 31, 2012 from $2.08 billion for the three months ended December 31, 2011.

Total interest expense decreased by $21.0 million or 14.5%, to $123.4 million for the year ended December 31, 2012 from $144.5 million for the year ended December 31, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 39 basis points to 1.27% for the year ended December 31, 2012 compared to 1.66% for the year ended December 31, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.02 billion, or 11.7%, to $9.72 billion for the year ended December 31, 2012 from $8.70 billion for the year ended December 31, 2011.

Interest expense on interest-bearing deposits decreased $16.3 million or 20.4% to $63.6 million for the year ended December 31, 2012 from $79.9 million for the year ended December 31, 2011. This decrease is attributed to a 36 basis point decrease in the average cost of interest-bearing deposits to 0.85% for the year ended December 31, 2012 from 1.21% for the year ended December 31, 2011 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $872.4 million, or 13.2% to $7.50 billion for the year ended December 31, 2012 from $6.63 billion for the year ended December 31, 2011. Core deposit accounts- savings, checking and money market outpaced average total interest-bearing deposit growth as average core deposits increased $1.11 billion.

Interest expense on borrowed funds decreased by $4.7 million, or 7.3% to $59.9 million for the year ended December 31, 2012 from $64.6 million for the year ended December 31, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 42 basis points to 2.69% for the year ended December 31, 2012 from 3.11% for the year ended December 31, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $148.5 million or 7.2%, to $2.22 billion for the year ended December 31, 2012 from $2.08 billion for the year ended December 31, 2011.

Net Interest Income

Net interest income increased by $16.8 million, or 19.8%, to $101.5 million for the three months ended December 31, 2012 from $84.8 million for the three months ended December 31, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.49 billion to $11.57 billion at December 31, 2012 compared to $10.09 billion at December 31, 2011, as well as a 46 basis point decrease in our cost of interest-bearing liabilities to 1.13% for the three months ended December 31, 2012 from 1.59% for the three months ended December 31, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.06 billion to $10.11 billion at December 31, 2012 compared to $9.05 billion at December 31, 2011, as well as the yield on our interest-earning assets decreasing 28 basis points to 4.50% for the three months ended December 31, 2012 from 4.78% for the three months ended December 31, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin increasing by 15 basis points from 3.36% for the three months ended December 31, 2011 to 3.51% for the three months ended December 31, 2012.

Net interest income increased by $43.7 million, or 13.3%, to $372.7 million for the year ended December 31, 2012 from $329.1 million for the year ended December 31, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.27 billion to $10.96 billion at December 31, 2012 compared to $9.70 billion at December 31, 2011, as well as a 39 basis point decrease in our cost of interest-bearing liabilities to 1.27% for the year ended December 31, 2012 from 1.66% for the year ended December 31, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.02 billion to $9.72 billion at December 31, 2012 compared to $8.70 billion at December 31, 2011, as well as the yield on our interest-earning assets decreasing 35 basis points to 4.53% for the year ended December 31, 2012 from 4.88% for the year ended December 31, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin increasing by one basis point from 3.39% for the year ended December 31, 2011 to 3.40% for the year ended December 31, 2012.

Provision for Loan Losses

Our provision for loan losses was $17.0 million for the three months ended December 31, 2012 compared to $20.0 million for the three months ended December 31, 2011. For the three months ended December 31, 2012, net charge-offs were $6.1 million compared to $19.2 million for the three months ended December 31, 2011. The three months ended December 31, 2011 included the sale of approximately $19.8 million non performing loans resulting in charge-offs of $10.6 million. The charge-offs for the three months ended December 31, 2012 included approximately $5.4 million of residential charge-offs. For the year ended December 31, 2012, our provision for loan losses was $65.0 million compared to $75.5 million for the year ended December 31, 2011. For the year ended December 31, 2012, net charge-offs were $40.1 million compared to $49.2 million for the year ended December 31, 2011. Our provision for the quarter and year ended December 31, 2012 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area; and the impact of superstorm Sandy.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisition of Marathon. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors. The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans) on the dates indicated as well as certain asset quality ratios.

	December 31,		September 30,		June 30,		March 31,		December 30,
	2012		2012		2012		2012		2011
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	114	$34.3	71	$23.6	65	$16.3	65	$14.9	80	$19.1
Construction	—	—	1	0.4	—	—	—	—	1	0.7
Multi-family	1	0.2	2	3.1	4	4.6	2	16.0	2	0.8
Commercial real estate	6	16.5	1	0.3	1	0.2	2	1.8	2	1.5
Commercial and industrial	3	0.6	—	—	—	—	—	—	—	—
Total 30 to 59 days past due	124	$51.6	75	$27.4	70	$21.1	69	$32.7	85	$22.1
60 to 89 days past due:
Residential and consumer	45	$11.9	43	$11.9	40	$8.4	25	$4.4	33	$10.0
Construction	—	—	—	—	1	0.2	—	—	—	—
Multi-family	3	4.0	1	1.2	—	—	—	—	4	6.2
Commercial real estate	4	3.0	—	—	—	—	—	—	—	—
Commercial and industrial	2	2.6	1	0.10	3	3.3	1	0.7	—	—
Total 60 to 89 days past due	54	21.5	45	13.2	44	11.9	26	5.1	37	16.2
Total accruing past due loans	178	$73.1	120	$40.6	114	$33.0	95	$37.8	122	$38.3
Non-accrual:
Residential and consumer	354	$82.5	335	$81.2	328	$81.7	328	$86.1	321	$85.0
Construction	9	25.8	9	26.6	15	51.4	16	57.2	15	57.1
Multi-family	5	11.1	6	12.0	6	13.3	4	6.2	—	—
Commercial real estate	4	0.8	1	0.8	1	1.2	2	0.4	1	0.1
Commercial and industrial	2	0.4	1	0.1	2	0.8	—	—	—	—
Total Non-accrual Loans	374	$120.6	352	$120.7	352	$148.4	350	$149.9	337	$142.2
Accruing troubled debt restructured loans	22	$15.8	18	$14.8	17	$8.9	15	$8.4	15	$10.5
Non-accrual loans to total loans		1.16%		1.28%		1.60%		1.64%		1.60%
Allowance for loan loss as a percent of non-accrual loans		117.92%		108.79%		86.58%		82.53%		82.44%
Allowance for loan losses as a percent of total loans		1.36%		1.39%		1.38%		1.35%		1.32%

Total non-accrual loans decreased $21.6 million to $120.6 million at December 31, 2012 compared to $142.2 million at December 31, 2011 as we continue to diligently resolve our troubled loans. Excluding the loans acquired from Marathon Bank, our allowance for loan loss as a percent of total loans is 1.44%. At December 31, 2012, there were $27.7 million of loans deemed trouble debt restructuring, of which $15.8 million were accruing and $11.9 million were on non-accrual.

In late October 2012, the Company's primary market area was adversely impacted by superstorm Sandy. The storm disrupted operations for many businesses in the area and caused substantial property damage in our lending area. In response to the storm, the Company waived late fees and provided payment deferrals to borrowers impacted by the storm.

As of today, the Company has received requests from 45 residential loan borrowers for a payment deferment. The total outstanding principal balance of this pool of loans is $20.7 million with an average loan size of $460,000 and a weighted average loan-to-value ratio of 53% based on appraised values at the time of origination or a more recent valuation, if available. The properties were primarily in a flood zone and the Bank requires borrowers maintain flood insurance. The Bank continues to stay in contact with these residential borrowers to monitor their ability to continue to remit their monthly payments.

The Bank has also contacted most of its commercial loan borrowers in the affected area. At this time, eight commercial real estate borrowers with a combined total outstanding loan balance of $17.8 million have reported losses from the storm. At December 31, 2012, two of these loans totaling $1.7 million were current; four of these loans totaling $13.8 million were 30 days delinquent and two loans totaling $2.3 million were 60 days delinquent.

Although the number of borrowers that have reached out to the Company for financial assistance has been limited, the highest impacted areas along the coastline include 493 residential mortgage loans totaling approximately $275 million in principal outstanding with a loan-to-value of 62%. This represents approximately 6% of our residential mortgage portfolio.

The Company has evaluated the impact of the storm relative to the adequacy of the allowance for loan losses. Based on the Company's evaluation, there were no loan charge-offs or specific losses identified to date. However, the ultimate amount of loan losses relating to the storm is uncertain and difficult to predict as information continues to be gathered. Due to the heightened risk associated with the population of loans identified above, the Company provided credit reserves of $5.5 million for possible credit losses related to the storm as of December 31, 2012.

The allowance for loan losses increased by $24.9 million to $142.2 million at December 31, 2012 from $117.2 million at December 31, 2011. The increase in our allowance for loan losses is due to the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and delinquent loans caused by the adverse economic conditions in our lending area and the continued growth in the multi-family and commercial real estate loan portfolios. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income increased by $1.6 million, or 17.8% to $10.5 million for the three months ended December 31, 2012 from $8.9 million for the three months ended December 31, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $1.6 million to $5.0 million for the three months ended December 31, 2012.

Total non-interest income increased by $14.9 million, or 51.1% to $44.1 million for the year ended December 31, 2012 from $29.2 million for the year ended December 31, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $11.1 million to $20.9 million. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $2.1 million to $16.6 million for the year ended December 31, 2012, offset by a $977,000 impairment charge of mortgage servicing rights. Other non- interest income increased by $1.6 million primarily from the fees associated with the sale of non-deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $19.4 million, or 48.6%, to $59.5 million for the three months ended December 31, 2012 from $40.0 million for the three months ended December 31, 2011. This increase included $7.3 million of acquisition related expenses. Compensation and fringe benefits increased $11.6 million primarily as a result of the staff additions to support our continued growth as well as including employees from the acquisitions of Marathon Bank and Brooklyn Federal, normal merit increases and $5.0 million in acquisition related expenses. Occupancy expense increased $1.8 million due to costs associated with expanding our branch network and our new operations center. Data processing expenses increased $3.2 million primarily due to the growth in the number of branches and customer accounts and $2.4 million of acquisition related expenses. In addition, our FDIC insurance premium increased $1.5 million as the FDIC reclassified Investors Bank as a large institution from a small institution which increased our assessment rate.

Total non-interest expenses increased by $49.4 million, or 31.4%, to $207.0 million for the year ended December 31, 2012 from $157.6 million for the year ended December 31, 2011. This increase included $13.3 million acquisition related expenses. Compensation and fringe benefits increased $23.5 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisitions of Marathon Bank and Brooklyn Federal, as well as normal merit increases and $6.4 million in acquisition related expenses. Occupancy expense increased $6.8 million due to our increased branch network and operations center as well as a one-time charge of $3.0 million for the early termination of certain leased facilities and the costs associated with expanding our branch network. Data processing expenses increased $7.6 million primarily due to increased volume of accounts and $4.0 million in acquisition related expenses.

Income Taxes

Income tax expense was $14.2 million for the three months ended December 31, 2012, representing a 39.85% effective tax rate compared to income tax expense of $12.6 million for the three months ended December 31, 2011 representing a 37.32% effective tax rate. The increase in the effective tax rate is partially attributed to the non-deductible acquisition related expenses.

Income tax expense was $56.1 million for the year ended December 31, 2012, representing a 38.72% effective tax rate compared to income tax expense of $46.3 million for the year ended December 31, 2011 representing a 36.98% effective tax rate. The increase in the effective tax rate is partially attributed to the non-deductible acquisition related expenses.

Balance Sheet Summary

Total assets increased by $2.02 billion, or 18.9%, to $12.72 billion at December 31, 2012 from $10.70 billion at December 31, 2011. This increase was largely the result of net loans, including loans held for sale, increasing $1.52 billion to $10.34 billion at December 31, 2012 from $8.81 billion at December 31, 2011 and a $401.6 million increase in available for sale securities to $1.39 billion at December 31, 2012 from $983.7 million at December 31, 2011.

Net loans, including loans held for sale, increased by $1.52 billion, or 17.3%, to $10.34 billion at December 31, 2012 from $8.81 billion at December 31, 2011. For the year ended December 31, 2012, we originated $1.29 billion in multi-family loans, $458.8 million in commercial real estate loans, $139.8 million in commercial and industrial loans, $69.8 million in consumer and other loans and $32.2 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York. The net loans acquired from Marathon Bank and Brooklyn Federal were approximately $558.5 million and $71.3 million, respectively.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the year ended December 31, 2012, Investors Home Mortgage Co. originated $1.51 billion in residential mortgage loans of which $811.2 million were for sale to third party investors and $694.0 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the year ended December 31, 2012, we purchased loans totaling $638.8 million from these entities. In addition, we acquired $177.5 million in loans from Brooklyn Federal and subsequently sold $49.4 million of commercial real estate loans and an additional $37.9 million of commercial real estate loans on a pass through basis to a third party.

At December 31, 2012, total loans were $10.44 billion and included $4.84 billion in residential loans, $3.00 billion in multi-family loans, $1.97 billion in commercial real estate loans, $224.8 million in construction loans, $238.9 million in consumer and other loans and $169.3 million in commercial and industrial loans.

Securities, in the aggregate, increased by $293.9 million, or 23.1%, to $1.57 billion at December 31, 2012, from $1.27 billion at December 31, 2011. The increase in the portfolio was primarily due to the purchase of $760.7 million of agency issued mortgage backed securities partially offset by sales, normal pay downs or maturities during the year ended December 31, 2012.

Intangible assets increased $60.0 million for the year ended December 31, 2012. The majority of the increase is attributed to $38.4 million in goodwill and $5.0 million of core deposit intangible asset recorded in conjunction with the Marathon Bank acquisition and $16.5 million in goodwill recorded in conjunction with the Brooklyn Federal acquisition. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $33.7 million from $116.8 million at December 31, 2011 to $150.5 million at December 31, 2012 as a result of an increase in our level of borrowings.

Deposits increased by $1.41 billion, or 19.1%, to $8.77 billion at December 31, 2012 from $7.36 billion at December 31, 2011. This was attributed to an increase in core deposits of $1.78 billion or 44.3%, partially offset by a $375.9 million decrease in certificates of deposit. The majority of the increase is related to acquisitions during the year in which Marathon Bank contributed $777.5 million while Brooklyn Federal contributed $385.9 million of deposits in total.

Borrowed funds increased $450.2 million, or 20.0%, to $2.71 billion at December 31, 2012 from $2.26 billion at December 31, 2011 due to the funding of our asset growth.

Stockholders' equity increased $99.4 million to $1.07 billion at December 31, 2012 from $967.4 million at December 31, 2011. The increase is primarily attributed to the $88.8 million of net income for the year ended December 31, 2012 and $7.6 million as a result of the acquisition of Brooklyn Federal. In addition, stockholder's equity was positively impacted by other comprehensive income of $3.5 million and $1.4 million in ESOP and stock based compensation expenses. This was partially offset by the declaration of a cash dividend of $0.05 per common share that resulted in a decrease of $5.6 million in stockholders' equity.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2012 operates from its corporate headquarters in Short Hills, New Jersey and 101 offices located throughout northern and central New Jersey and New York.

Earnings Conference Call February 1, 2013 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, February 1, 2013 at 11:00 a.m. (ET). The toll-free dial-in number is: 888-317-6016. A telephone replay will be available on February 1, 2013 from 1:00 p.m. (ET) through May 2, 2013 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10023420. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2012 and 2011
	December 31,	December 31,
Assets	2012	2011
	(In thousands)
Cash and cash equivalents	$155,153	90,139
Securities available-for-sale, at estimated fair value	1,385,328	983,715
Securities held-to-maturity, net (estimated fair value of
$198,893 and $311,860 at December 31, 2012 and 11
respectively)	179,922	287,671
Loans receivable, net	10,306,786	8,794,211
Loans held-for-sale	28,233	18,847
Federal Home Loan Bank stock	150,501	116,813
Accrued interest receivable	45,144	40,063
Other real estate owned	8,093	3,081
Office properties and equipment, net	91,408	60,555
Net deferred tax asset	150,006	133,526
Bank owned life insurance	113,941	112,990
Intangible assets	99,222	39,225
Other assets	8,837	20,749
Total assets	$12,722,574	10,701,585
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,768,857	7,362,003
Borrowed funds	2,705,652	2,255,486
Advance payments by borrowers for taxes and insurance	52,707	43,434
Other liabilities	128,541	73,222
Total liabilities	11,655,757	9,734,145
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 111,915,882 and 110,937,672 outstanding
at December 31, 2012 and 2011, respectively	532	532
Additional paid-in capital	533,858	536,408
Retained earnings	644,923	561,596
Treasury stock, at cost; 6,104,398 and 7,082,608 shares at
December 31, 2012 and 2011, respectively	(73,692)	(87,375)
Unallocated common stock held by the employee stock
ownership plan	(31,197)	(32,615)
Accumulated other comprehensive loss	(7,607)	(11,106)
Total stockholders' equity	1,066,817	967,440
Total liabilities and stockholders' equity	$12,722,574	10,701,585

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$120,783	111,126	455,221	434,377
Securities:
Government-sponsored enterprise obligations	1	1	15	268
Mortgage-backed securities	6,637	7,031	30,167	29,341
Equity securities available-for-sale	7	—	17	—
Municipal bonds and other debt	1,235	1,322	5,174	5,269
Interest-bearing deposits	10	7	40	37
Federal Home Loan Bank stock	1,486	1,180	5,555	4,280
Total interest and dividend income	130,159	120,667	496,189	473,572
Interest expense:
Deposits	13,961	19,986	63,582	79,889
Secured borrowings	14,683	15,925	59,862	64,599
Total interest expense	28,644	35,911	123,444	144,488
Net interest income	101,515	84,756	372,745	329,084
Provision for loan losses	17,000	20,000	65,000	75,500
Net interest income after provision
for loan losses	84,515	64,756	307,745	253,584
Non-interest income
Fees and service charges	3,795	3,952	16,564	14,496
Income on bank owned life insurance	886	707	2,778	3,139
Gain on loan transactions, net	4,992	3,350	20,866	9,736
Gain (loss) on securities transactions	(11)	37	274	(257)
Loss on sale of other real estate owned, net	(58)	(35)	(180)	(140)
Other income	869	883	3,810	2,196
Total non-interest income	10,473	8,894	44,112	29,170
Non-interest expense
Compensation and fringe benefits	32,956	21,312	109,197	85,688
Advertising and promotional expense	1,560	1,761	6,854	6,352
Office occupancy and equipment expense	8,413	6,646	33,619	26,786
Federal insurance premiums	3,400	1,950	10,770	9,300
Stationery, printing, supplies and telephone	1,246	1,120	4,295	3,444
Professional fees	1,896	1,697	9,487	5,329
Data processing service fees	5,297	2,093	15,901	8,252
Other operating expenses	4,690	3,441	16,884	12,436
Total non-interest expenses	59,458	40,020	207,007	157,587
Income before income tax expense	35,530	33,630	144,850	125,167
Income tax expense	14,159	12,551	56,083	46,281
Net income	$21,371	21,079	88,767	78,886
Basic earnings per share	$0.20	0.20	0.83	0.73
Diluted earnings per share	0.20	0.20	0.82	0.73
Weighted average shares outstanding:
Basic	107,443,387	106,731,854	107,371,685	107,839,000
Diluted	108,508,350	107,011,699	108,091,522	108,044,786

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2012			December 31, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 118,755	$ 10	0.03%	$ 72,595	$ 7	0.04%
Securities available-for-sale	1,292,606	5,163	1.60%	808,225	4,218	2.09%
Securities held-to-maturity	180,694	2,717	6.01%	303,686	4,136	5.45%
Net loans	9,854,541	120,783	4.90%	8,794,223	111,126	5.05%
Federal Home Loan Bank stock	127,986	1,486	4.64%	108,809	1,180	4.34%
Total interest-earning assets	11,574,582	130,159	4.50%	10,087,538	120,667	4.78%
Non-interest earning assets	545,752			415,109
Total assets	$ 12,120,334			$ 10,502,647

Interest-bearing liabilities:
Savings	$ 1,653,466	$ 1,848	0.45%	$ 1,260,764	$ 2,262	0.72%
Interest-bearing checking	1,674,235	1,621	0.39%	1,232,006	1,656	0.54%
Money market accounts	1,527,031	1,838	0.48%	1,077,989	2,076	0.77%
Certificates of deposit	3,013,228	8,654	1.15%	3,391,320	13,992	1.65%
Borrowed funds	2,238,159	14,683	2.62%	2,084,379	15,925	3.06%
Total interest-bearing liabilities	10,106,119	28,644	1.13%	9,046,458	35,911	1.59%
Non-interest bearing liabilities	957,833			499,308
Total liabilities	11,063,952			9,545,766
Stockholders' equity	1,056,382			956,881
Total liabilities and stockholders' equity	$ 12,120,334			$ 10,502,647

Net interest income		$ 101,515			$ 84,756

Net interest rate spread			3.36%			3.20%

Net interest earning assets	$ 1,468,463			$ 1,041,080

Net interest margin			3.51%			3.36%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.15	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Twelve Months Ended
	December 31, 2012			December 31, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 96,945	$ 40	0.04%	$ 70,089	$ 35	0.05%
Securities available-for-sale	1,250,391	22,521	1.80%	692,664	15,431	2.23%
Securities held-to-maturity	221,524	12,852	5.80%	369,593	19,449	5.26%
Net loans	9,271,550	455,221	4.91%	8,461,030	434,377	5.13%
Federal Home Loan Bank stock	124,385	5,555	4.47%	101,764	4,280	4.21%
Total interest-earning assets	10,964,795	496,189	4.53%	9,695,140	473,572	4.88%
Non-interest earning assets	493,278			411,009
Total assets	$ 11,458,073			$ 10,106,149

Interest-bearing liabilities:
Savings	$ 1,535,636	$ 7,859	0.51%	$ 1,230,093	$ 9,713	0.79%
Interest-bearing checking	1,467,583	6,586	0.45%	1,075,694	5,999	0.56%
Money market accounts	1,342,366	7,937	0.59%	929,291	7,276	0.78%
Certificates of deposit	3,155,041	41,200	1.31%	3,393,106	56,901	1.68%
Borrowed funds	2,224,126	59,862	2.69%	2,075,597	64,599	3.11%
Total interest-bearing liabilities	9,724,752	123,444	1.27%	8,703,781	144,488	1.66%
Non-interest bearing liabilities	710,894			466,875
Total liabilities	10,435,646			9,170,656
Stockholders' equity	1,022,427			935,493
Total liabilities and stockholders' equity	$ 11,458,073			$ 10,106,149

Net interest income		$ 372,745			$ 329,084

Net interest rate spread			3.26%			3.22%

Net interest earning assets	$ 1,240,043			$ 991,359

Net interest margin			3.40%			3.39%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.13	X		1.11	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2012	2011

Return on average assets	0.71%	0.80%
Return on average equity	8.09%	8.81%
Return on average equity (1)	9.75%	8.81%
Return on average tangible equity	8.87%	9.19%
Return on average tangible equity (1)	10.69%	9.19%
Interest rate spread	3.36%	3.20%
Net interest margin	3.51%	3.36%
Efficiency ratio	53.09%	42.73%
Efficiency ratio (2)	46.59%	42.73%
Non-interest expense to average total assets	1.96%	1.52%
Average interest-earning assets to average
interest-bearing liabilities	1.15	1.12

	For the Year Ended
	December 31,
	2012	2011

Return on average assets	0.77%	0.78%
Return on average equity	8.68%	8.43%
Return on average equity (1)	9.48%	8.43%
Return on average tangible equity	9.27%	8.80%
Return on average tangible equity (1)	10.12%	8.80%
Interest rate spread	3.26%	3.22%
Net interest margin	3.40%	3.39%
Efficiency ratio	49.66%	43.99%
Efficiency ratio (2)	46.47%	43.99%
Non-interest expense to average total assets	1.81%	1.56%
Average interest-earning assets to average
interest-bearing liabilities	1.13	1.11

(1) Excluding impact of Marathon Bank and Brooklyn Federal one time acquisition charges totaling $4.4 million and $8.1 million net of tax for the three months and year ended December 31, 2012.
(2) Excluding impact of Marathon Bank and Brooklyn Federal one time acquisition charges totaling $7.3 million and $13.3 million for the three months and year ended December 31, 2012.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	December 31,	December 31,
	2012	2011

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.14%	1.46%
Non-performing loans as a percent of total loans	1.31%	1.72%
Allowance for loan losses as a percent of non-accrual loans	117.92%	82.44%
Allowance for loan losses as a percent of total loans	1.36%	1.32%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (2)	11.24%	13.07%
Tier 1 risk-based capital (to risk weighted assets) (2)	9.98%	11.81%
Tier 1 leverage (core) capital (to adjusted tangible assets) (2)	7.59%	8.21%
Equity to total assets (period end)	8.39%	9.04%
Average equity to average assets	8.92%	9.26%
Tangible capital (to tangible assets)	7.67%	8.71%
Book value per common share	$ 9.81	$ 8.98

Other Data:
Number of full service offices	101	81
Full time equivalent employees	1,193	959

(2) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama, +1-973-924-5105, dcama@myinvestorsbank.com